Exhibit 99.1

Knology, Inc.
Conference Call Transcript
October 28, 2004

Operator [1]
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Good Morning, my name is Tanisha, and I will be your conference facilitator today. At this time, I would like to welcome everyone to the Knology third quarter earnings conference call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you’d like to withdraw your question press the pound key. I will now turn the call over to Mr. Rob Mills, Chief Financial Officer of Knology Inc. Mr. Mills, you may begin your conference.

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Robert Mills, Knology, Inc. — CFO, VP, Treasurer [2]

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Thank you, Tanisha. Good morning everyone, and welcome to the Knology conference call to review the company’s results for the third quarter ended September 30, 2004. I am Rob Mills, Chief Financial Officer, and with me this morning is Rodger Johnson, our President and CEO. During today’s call, Rodger will begin by discussing the business results and events for the third quarter, including the strong connections gained during the quarter, the completion of our senior credit facility amendments, the impact of the tropical weather on our operation and the progress at our Pinellas, Florida market, including the launch of our triple-play product offering there. I will then discuss Knology’s financial performance for the quarter, and I will provide more insight into the operations of our business.

But, before we begin, let me offer a cautionary note regarding forward-looking statements. Some of the information we provide and discuss in this call is forward-looking information and is given in reliance upon the safe harbor provided by the Private Securities Litigation Reform Act. These forward-looking statements involve risks and uncertainties — our actual results could differ materially from these forward-looking statements due to certain factors, including the risks and uncertainties discussed in Knology’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and our other reports filed with the SEC. With that I would now like to turn the call over to Rodger.

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Rodger Johnson, Knology, Inc. — President, CEO, Director [3]

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Thanks, Rob, and thanks to everybody for joining us today. My comments today are going to focus on four key areas. First of all, we’re going to talk about resumption of connections growth at Knology, including growth in the Pinellas, Florida market for the quarter — this is the first quarter that we’ve had growth there since we completed the acquisition. The second thing, I’ll comment on the completion of the amendment to our credit facilities with CoBank and Wachovia. Then, I will comment on the impact of the hurricanes on our markets during the third quarter, and, finally, give you a bit of an update on our progress in the Pinellas, Florida market, including our successful telephone launch there.

During our second quarter earnings call, if you’ll remember, we explained that we believe that we have hit the inflection point in the newly acquired Pinellas, Florida market in terms of connections growth and that we began to see connections gains in that market at the end of the second quarter. We also said that we expected to have positive connections gains in the third quarter in Pinellas as well as for Knology as a whole. During the third quarter, in fact, we focused very, very intently on connections growth by implementing targeted subscriber acquisition campaigns, and we continue to focus on selling our video, voice and data bundles and that focus resulted in a connection gains of 9,384 RGUS, or connections, for the quarter. That actually included positive gains in the Pinellas market as well.

Another thing, during the second quarter call, we also discussed our efforts to extend the maturities of our existing senior credit facilities with Wachovia and CoBank. On September the 15th, we announced the execution of amendments to both facilities, which deferred about 24-and-a-half million dollars of senior debt principal payments until the year 2007. These principal payments were previously scheduled to be paid during 2004 through 2006. Among the other changes to the facilities that we also negotiated were amendments that allowed us to dividend $7.7 million, plus additional cash in the future from our ILEC subsidiaries to Knology, Inc. for general corporate purposes. These amendments significantly improve the liquidity position of Knology for the future.

As you are aware, the third quarter was a difficult one weather-wise for the southeastern United States due to the damage caused by several severe hurricanes. BellSouth, Comcast, Cox, Sprint and others have already reported on the implications of this weather on their performance. Similarly, these hurricanes had a impact on our Florida, Georgia, Alabama and South Carolina operations. I am very pleased with how we managed the storm situations from a disaster preparedness standpoint. Our people minimized the network outages that were experienced by our customers due to outstanding — very, very outstanding — efforts from a disaster preparedness standpoint and they were very, very dedicated to bringing our networks back on line after the storm. We were fortunate that we did not sustain any significant network equipment losses at our head ends or our switch facilities. The impact on our business from these storms was due primarily to downed power lines and power losses at our facilities and to disruptions in our sales and installation processes for new customer acquisition. Our call center was also inundated with calls over the roughly six-week period that these storms where active in our marketplaces.

When we acquired Pinellas, Florida in December of 2003, the network was not designed to deliver telephone service. We targeted and stated publicly our goal for upgrading the network in order to launch telephone service in the first part of the market in July of 2004. I am proud to announce to you that we met our goal for the telephone launch by activating our first paying voice customers in July of 2004. As of the end of the third quarter, we’ve activated approximately 500 telephone customers in the Pinellas market in spite of the hurricane distractions that we encountered, particularly throughout the month of September. We’re continuing to upgrade our network in that market for telephone and plan to significantly expand the market availability of telephone as we move into the year 2005.

Now, I’d like to quickly review our second quarter financial results. Total revenue increased 19% to $52.1 million from $43.7 million, a year ago. EBITDA decreased to $6.3 million from $8.7 million in the same period in 2003. Our EBITDA also was down sequentially by approximately $2.8 million from the $9.1 million generated during the second quarter of 2004. Our EBITDA decline this quarter was caused primarily by the cost associated with the hurricanes and the cost associated with the marketing efforts to grow our connections base and to kick off telephone sales in Pinellas. We estimate that the EBITDA impact from the cost directly associated with the storms was approximately $1 million and the cost associated with product discounts and marketing sales activities related to our connections gained and to the Pinellas launch — telephone launch were about $1 to $1.5 million. So, I reiterate about a million dollars directly related to the storm and a million to a million-and-a-half for marketing and sales promotions. We expect the company to benefit from revenue growth in the fourth quarter and in 2005 due to these customer gain investments that we made in the third quarter of ‘04. And I might add here parenthetically, that just as we hit the connection inflection point in the month of June, we hit the top line revenue inflection point in the August/September months, so we saw that trailing revenue impact from the connections gains that we anticipated.

The cash that we spent so far on capital expenditures this year has been less than planned even though we’re meeting our goals for network build out in Knoxville and in the network upgrade in Pinellas. We negotiated very favorable equipment pricing, including set top box pricing and have been efficient with our overall capital spending programs. With respect to subscriber growth, our third quarter revenue generating units are RGU based, totaled 389,374. This represented a 9,384 connection gain from the end of the second quarter. The third quarter of 2004 was our best connection growth quarter since the first quarter of ‘03. During the quarter, we experienced connection gains in each of our video, voice and data product lines, and, as I mentioned earlier, we saw a connection gains in Pinellas County for the first quarter since we acquired that market at the end of ‘03. The telephone launch in July has helped us expand our connections base in the Pinellas marketplace. At the end of the quarter, our overall RGU penetration of marketable passing is 51.8%, up from 50.9% at the end of the second quarter. As we stated on our second quarter call, we believe that we’ve turned the corner in Pinellas, and we expect to continue to seek positive RGU gains in the future. With the launch of telephone and a service platform consistent with our other markets, the Pinellas market is poised for growth in all three products. Four of our eight broadband markets are now more than 65% RGU penetrated and one is actually above 90% penetrated. In addition, our market showed about a 30.7% digital penetration at the end of the third quarter ‘04, and that’s our highest end of quarter digital penetration this year and represents greater than 1% improvement over the second quarter, so we are bringing in those high value customers into our network.

Finally, I’d like to update you on the sale of our Cerritos, California market. On May the 24th, 2004, we announced that we had signed an asset purchase agreement to sell the Cerritos market for $14.8 million dollars. This selling price compares to the $15 million dollars that we paid for the Pinellas and Cerritos markets combined in the fourth quarter of ‘03. We plan to use the asset sales’ proceeds to continue to fund expenditures for Knology, including Pinellas.

The sale process continues to be on track with what we disclosed in the past, and we expect to close the transaction around December the 31st, 2004. In summary, we’re pleased with the third quarter connections growth given our focus on that aspect of our operations during the quarter. We are somewhat disappointed in the EBITDA results for the quarter, but we feel that EBITDA growth will resume in the fourth quarter as we get past the tropical storm season and the effects of the third quarter connections gains. We believe that they will positively impact our revenue growth going forward. I will now turn the call over to Rob, and, when he finishes, we will open the phone lines for questions.

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Robert Mills, Knology, Inc. — CFO, VP, Treasurer [4]

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Thank you, Rodger. This morning, I will concentrate my comments on three primary topics. Knology’s third quarter 2004 financial performance and details related to the amendments to our credit facilities and some insight into our expectations for our fourth quarter results.

Let me begin with our financial performance. Knology’s third quarter 2004 revenue declined sequentially from the second quarter by about $600,000 to $52.1 million in compared with revenues of $43.7 million during the same quarter in 2003 — which represents about a 19% increase. Approximately $300,000 of this sequential decline from the second quarter is due to the accounting treatment of Cerritos as discontinued operations in our P&L during the third quarter. $300,000 of Cerritos’ revenues were included in Knology’s revenues in the second quarter whereas none of the Cerritos revenues were included in the third quarter. The remaining revenue decline of approximately $300,000 during the quarter was due to the connections losses in the second quarter and because of the short-term promotional discounts offered to customers during the third quarter to stimulate connections growth. The second quarter connection losses impacted the third quarter due to the revenue lag associated with changes in the connections base.

As Rodger noted, we began to see top line revenue growth in the latter part of the third quarter and believe we have hit the inflection point with respect to revenues. Our EBITDA as adjusted with $6.3 million for the third quarter compared with $9.1 million in the second quarter, and $8.7 million a year ago. As previously mentioned, EBITDA in the third quarter of 2004 was negatively impacted by the hurricanes and the selling and promotional costs associated with the focus on connections growth and launching our telephone service in Pinellas.

We believe the hurricanes impacted EBITDA directly by approximately $1 million and that selling and promotions costs to drive the RGU growth accounted for one to $1.5 million dollars of the sequential decline. Our bottom line for the quarter was a net loss of $20.1 million or 85 cents per share, which compares with $18.7 million or 79 cents per share in the second quarter. For the third quarter, Knology generated $37 million in gross margins and revenues of $52.1 million. We define gross margin as revenue left direct expenses or cost of services. Our gross margin percent for the third quarter was 71%, which was consistent with the second quarter of 2004.

Cash operating expenses, which include selling general and administrative costs were $30.7 million during the third quarter of 2004, compared with $23.2 million in the third quarter of ‘03 and $28.6 in the second quarter of ‘04. The increase in the third quarter 2004 cash operating expenses relative to the second quarter levels relates primarily to the storm expenses, the selling and promotional costs and the Pinellas telephone launch cost noted above. At June 30th, 2004, our cash and restricted cash balance was $53.3 million, we had $47.8 million in senior secured bank debt, all of which was long-term. We also had approximately $237 million of book value of senior unsecured notes; therefore, our total debt was approximately $285 million and shareholders’ equity was $103.9 million.

Our capital expenditures for the quarter were approximately $18.9 million, which is an increase of $5 million from the second quarter and is consistent with what we said on our second quarter earnings call as expected. Capital expenditures increased during the third quarter as we rolled out our telephone service in Pinellas.

Now, let me address some of the key metrics for the business. Total connections increased by 9,384 connections from 379,990 in the second quarter to 389,374 at the end of the third quarter. RGU growth occurred across all three service lines — video, voice and data.

I’d like to make a few comments about our revenues per subscriber and revenues per connection. Our consolidated ARPU on a connections basis was $45.86 in the third quarter. This compares to $46.95 in the second quarter. The slight decline in ARPU for the third quarter relates to the promotional activity during the quarter. ARPU on the non-ILEC divisions on product-by-product basis breaks out as follows for the third quarter. I’d also like to mention that these numbers do not include Cerritos, which is in the process of being sold. Video ARPU was $47.06 compared to $47.69 for the second quarter; data ARPU was $42.07 compared to $43.21 in the second quarter; voice ARPU was $38.42 in the third quarter, compared to $39.52 in the second quarter. Third quarter voice and data revenues per connection were down compared to the second quarter due to our acquisition programs to drive customer growth in the third quarter.

Churn for the quarter was 3% compared to 3.4% in the second quarter, and 2.9% a year ago. Third quarter churn continued to move in the right direction as the Pinellas market is getting more stable following the first and second quarter efforts that we made to clean up the customer base. In fact, two of the three months in the third quarter we had churn less than 3%.

Finally, I’d like to discuss a few details about the amendments to our senior credit facilities, which we completed during the third quarter. There were several significant impacts to the liquidity and covenant positions related to the Wachovia facility. The first is that we extended the maturity of the facility to September the 10th, 2007, and eliminated all of the principal payments scheduled to be made prior to maturity. So this effectively defers all principal repayments required on the $15.5 million Wachovia facility until September 2007. We also changed the covenants related to minimum EBITDA and debt service ratios — we’ve actually eliminated those covenants and Knology Broadband, which is a wholly owned subsidiary of Knology Inc., must maintain a leverage to EBITDA — a leverage ratio, which is debit to EBITDA of not more than one to one.

The liquidity and covenant impacts of the amendment that we made to the CoBank facility include all principal repayments under the CoBank facility scheduled to be made through March 31, 2007, have been deferred. For each of the four quarters beginning March 31, 2007, the principal repayments will be $250,000 per quarter. Thereafter, principal repayments will be $1,875,000 per quarter until March 31, 2008, which is when the facility matures.

The Telephone Operations Group subsidiary will also be allowed to make a one time cash dividend, which has already been made, of $7.7 million to Knology, Inc., and the subsidiaries will be allowed to dividend cash to Knology Inc. in the future equal to the net income of the Telephone Operations Group subject to a maintenance of $2 million minimum cash balance. The cash dividends may be used by Knology, Inc. for general corporate purposes, including debt service and other purposes.

The financial covenants were modified to eliminate the debt service coverage ratio and to add a minimum annual EBITDA requirement.

[Certain Forward-Looking Information Omitted]

Before we open the lines for questions, I would like to remind you that this call will be available for replay on our website, which is www.knology.com, or by dialing 800-642-1687, ID number 1389604 and the call will be available until midnight, Monday, November the 1st. So I would now like to open the line for questions, please.

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Questions and Answers
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Operator [1]
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At this time, I would like to remind everyone if you would like to ask a question, please press star then the number one on your telephone keypad. We will pause for just a moment to compile the Q&A roster. First question, Lucas Binder of UBS.

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Lucas Binder, UBS — Analyst [2]

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Hi, guys. How is everything going?

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Robert Mills, Knology, Inc. — CFO, VP, Treasurer [3]

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Good.

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Lucas Binder, UBS — Analyst [4]

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I have a couple of quick questions for you. When you are talking about the EBITDA guidance for the fourth quarter, [Certain Forward-Looking Information Omitted], it seems to imply that you are still going to be spending quite a bit trying to grow RGUs. Give us a sense of what you’re expecting from RGU growth in the fourth quarter? In addition to that, what have you seen from the competitive landscape. Verizon has talked about offering video in the Tampa area, I guess across from you guys, but at the same time they’re also planning on broadening their overall video and fiber builds to most of their territory. What are you seeing from them, and what are you seeing from BellSouth?

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Rodger Johnson, Knology, Inc. — President, CEO, Director [5]

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OK, let me take a crack, Lucas, at a couple of these and let Rob add to as he sees fit. From a guidance standpoint and looking at the EBITDA forecast the answer is yes, we still do have some carry over implications on the promotions and discounts that will carry into the fourth quarter. It is because of the nature of the promotions that we put out there, but it continues to drive our subscriber growth. As a matter of fact, as we look at what has happened thus far in the fourth quarter, that subscriber growth is as good if not better than what we saw in the third quarter, so we feel like we are on track as far as building that base and we want to continue that for just a little bit longer as we establish ourselves particularly in the Pinellas marketplace. Secondly, your competitive question, we stay very abreast, we’re constantly looking at what the competition is doing in the marketplaces right now. We look at what Bright House and what Verizon is doing. You know, we fully anticipate that at some point in time we will see the IP telephony offerings from Bright House and from some of the “all you can eat” offerings and what have you from Verizon. We feel like we are competitive with any of those offers in the marketplace as we speak right now. As a matter of fact, I was on call with someone this morning in the Pinellas marketplace, and we match up very favorably with any of those. They’ve got a long way to go in terms of their fiber to the home build out, some of those kind of investments that they got to make so we feel like they are doing pretty much as we expected. I can’t tell you right now how much of what they are doing on the Hillsborough side is going to spill over into the Pinellas side, because they haven’t really declared what their game plan is there, but we anticipate and we feel like we can compete comfortably.

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Lucas Binder, UBS — Analyst [6]

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Thank you. One other question with regard to the RGU growth — you said so far in the quarter you doing a lot better than the third quarter. Would you say that it’s more of an even growth where Pinellas is being successful, you’re also getting video subs there, or is it still largely toward the voice and data?

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Rodger Johnson, Knology, Inc. — President, CEO, Director [7]

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I think the overall bias is going to be toward voice and data because we’re more highly penetrated on the video side, but our sub-growth is moving forward in all three categories.

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Lucas Binder, UBS — Analyst [8]

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Great. Thank you, very much.

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Operator [9]
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Your next question is from Trey Snow of Priority Capital.

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Trey Snow, Priority Capital — Analyst [10]

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Good morning. Could you please describe some of the promotional offers you are doing in the quarter and the timing of them, were they more beginning, middle, end of quarter?

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Rodger Johnson, Knology, Inc. — President, CEO, Director [11]

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Yes, Trey. The promotional offers that we had in place, we actually initiated prior to the beginning of the quarter, so the implications of those promotional offers were carried through the results of the entire quarter. They were not end of quarter oriented they were at the beginning, and some of them now are starting to roll off. We’re seeing the end of the promotional activity, and we are focused on the stickiness of that group of customers that came in with us. Some of that will continue over into the fourth quarter a little bit. That’s kind of what we see.

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Robert Mills, Knology, Inc. — CFO, VP, Treasurer [12]

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Yes, and the strategic nature of the promotions are consistent with what we’ve done in the past, which is to promote bundled customers, so we discounted our telephone service. One of the nominal promotions that we used during the third quarter was to discount our telephone service to incent people to sign up for the full bundle, so we’re very much focused on getting the fully bundled customer, because that’s key to our strategy to be able to have high ARPUs per customer and high margins.

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Trey Snow, Priority Capital — Analyst [13]

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When are you guys going to, if you haven’t already started, re-negotiating your program costs?

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Robert Mills, Knology, Inc. — CFO, VP, Treasurer [14]

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That is an ongoing proposition. We negotiate with different programmers at different times of the year.

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Trey Snow, Priority Capital — Analyst [15]

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So it doesn’t all come in one way.

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Rodger Johnson, Knology, Inc. — President, CEO, Director [16]

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No, no, it doesn’t come in one way. The thing I think you tend to see is that everybody focuses on ESPN and some of the bigger numbers, they tend to come in the latter part of the year, but we’ve actually participated in a long-term negotiation there. It kind of pre-defines what the numbers are on a go-forward basis. Let me add one other comment, too. What Rob said about the telephone promotion and trying to get more of the full bundle customers. Now that we’ve got our convergent billing system rolled out in all of our markets, we’re getting better insight into churn levels as it relates to three-part bundles, two-part bundles and stand alone customers, our data shows that the three-part bundle customers are only churning at a rate of 1.6%, so the more that we can incent people to move into that three-part bundle universe, Trey, the stickier base that we have, so we think that’s the right strategy for the long pull.

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Trey Snow, Priority Capital — Analyst [17]

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Sure. That makes sense. Thank you, guys.

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Operator [18]
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The next question is from Ian Wallace of River Run.

[Certain Forward-Looking Information Omitted]

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Operator [30]
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Your next question is from Roland Rudas of Aria Partners.

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Roland Rudas, Aria Partners — Analyst [31]

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Good morning, guys.

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Rodger Johnson, Knology, Inc. — President, CEO, Director [32]

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Hey, Roland.

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Roland Rudas, Aria Partners — Analyst [33]

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Just a question — during the last quarter’s call, you guys said that you’re going to roll out the first hub in the Pinellas market and that was going to be about 60,000 homes passed, and you guys only counted 5,000 this quarter. I am wondering what the discrepancy is there?

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Robert Mills, Knology, Inc. — CFO, VP, Treasurer [34]

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We said we were going to roll out telephone service to 60,000 homes, which means we have the potential to provide the service to those number of homes but you still have to go through the sales activity to get them to sign up for the service. In the number, it was actually 500 that we quoted this quarter, was the actual number of customers that we signed up from the late July launch through the end of the quarter.

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Rodger Johnson, Knology, Inc. — President, CEO, Director [35]

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Plus the way you roll-out telephone, Roland, you start it off at the hub and then you roll out phone service on a node-by-node or groups of node basis, so you don’t immediately on July 1st have 60,000 new potential telephone customers. By the way, that begs a good point, too. We’re going to start the roll out of the second hub, kind of in the mid-November timeframe right now. We got pushed back a couple of weeks on the roll out of that because of all the hurricane activity, but we are going forward with the plans to roll out the beginning nodes in the second hub.

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Roland Rudas, Aria Partners — Analyst [36]

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Are you guys still seeing total possible homes passed, no, not homes passed, but you said 180 by the end of the year?

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Rodger Johnson, Knology, Inc. — President, CEO, Director [37]

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Yeah. That may spill over into kind of the January timeframe just because of the delays with the hurricane activity, but other than that, we’re still on track.

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Roland Rudas, Aria Partners — Analyst [38]

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Okay. Thanks a lot.

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Operator [39]
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Your next question is from Lamar Villere of Morgan Keegan.

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Lamar Villere, Morgan Keegan — Analyst [40]

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A couple questions. First on the churn that’s obviously been very volatile due to Pinellas. Can you give us a feel for where you see kind of an intermediate-term churn target for the overall base?

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Rodger Johnson, Knology, Inc. — President, CEO, Director [41]

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You want to take a crack at that, Rob?

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Robert Mills, Knology, Inc. — CFO, VP, Treasurer [42]

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Yeah. The intermediate term, the next couple of quarters, typically the fourth quarter and the first quarter, seasonally are the best churn quarters of the year because not as many people move during those quarters as during the spring and summer months, the second and third quarters. So we would expect churn to continue to trend positively for the next couple quarters, but we don’t expect churn to go back to the levels that we experienced in the first and second quarter of this year next year because we have gotten Pinellas settled down to a very large degree in terms of the customer turnover down there. So I would say that we would expect positive trend in the medium term.

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Lamar Villere, Morgan Keegan — Analyst [43]

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Okay. Thanks. Secondly, you know, when you get to the point where you’re fully voice able in Pinellas, across all the hubs, will there be some sort of a marketing expense pick up at that point where you sort of shift to the mass-market advertising, or will it be sort of a continuation of the trends we’re seeing this quarter and next?

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Robert Mills, Knology, Inc. — CFO, VP, Treasurer [44]

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I think it will be a continuation, to possibly even go, it will certainly be neutral, possibly even down because we’ve done a pretty big telephone launch already and we will continue to promote that as we move into new neighborhoods. But don’t forget, the first year that we’ve owned Pinellas, we’ve been launching our brand in general, so if you look at the overall brand launch expense plus the telephone launch expense, I would expect it to be neutral to down going into next year.

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Lamar Villere, Morgan Keegan — Analyst [45]

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Okay. Thanks.

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Rodger Johnson, Knology, Inc. — President, CEO, Director [46]

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Matter of fact also, I would say, not only would it be neutral to down, the composition of it will change more from branding to acquisition oriented marketing programs.

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Operator [47]
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The next question is from Narayan Raj of Durham Asset Management.

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Narayan Raj, Durham Asset Management — Analyst [48]

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I was wondering if you could provide a break out of the connections growth between the Pinellas and the non-Pinellas assets?

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Rodger Johnson, Knology, Inc. — President, CEO, Director [49]

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What we’ve typically done is not try to give out market level information, but at the very highest piece of input I can tell you, the Pinellas RGU growth for the third quarter was in excess of 1,000 net gain RGUs. The balance was spread out over the rest of the markets.

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Robert Mills, Knology, Inc. — CFO, VP, Treasurer [50]

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Pinellas growth was positive in each month.

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Rodger Johnson, Knology, Inc. — President, CEO, Director [51]

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Yeah, positive in every month.

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Narayan Raj, Durham Asset Management.- Analyst [52]

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Thanks.

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Rodger Johnson, Knology, Inc. — President, CEO, Director [53]

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And that rate per month is ratcheting itself up every month it goes by.

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Operator [54]
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Your next question is from Allison Bellini of CRT Capital Group.

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Allison Bellini, CRT Capital Group — Analyst [55]

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Hi. I just have two quick questions. Can I infer from your prior comments that your current promotional offerings are lasting three to four months, or is it longer than that?

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Rodger Johnson, Knology, Inc. — President, CEO, Director [56]

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You know, I would say in the three to five month range is what you ought to think about.

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Allison Bellini, CRT Capital Group — Analyst [57]

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Secondly, in Pinellas specifically, could you give me any insight into who your high-speed data competition is there? Are you looking at picking up dialup subscribers or are you look at transitioning people off of DSL, and do you have any idea what the DSL penetration in that market looks like?

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Rodger Johnson, Knology, Inc. — President, CEO, Director [58]

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I don’t know specifically what the DSL penetration looks like. Obviously, we are picking up high-speed data customers because our data growth was very, very good in that marketplace. We’re picking them up from the Bright House folks. We’re picking up some DSL providers and, with our intro net product, which we’ve been in the marketplace several years now with that product, that specifically targets some of the dial-up users so, I guess Allison, the answer is all of the above are places from which we are extracting high-speed data growth.

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Robert Mills, Knology, Inc. — CFO, VP, Treasurer [59]

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The market is growing, so I would expect the other high-speed data provider’s bases are also growing, so we’re all benefiting from the fact that the high-speed market is growing.

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Allison Bellini, CRT Capital Group — Analyst [60]

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And finally, does Bright House have a voice offering in your market presently?

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Rodger Johnson, Knology, Inc. — President, CEO, Director [61]

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Yes.

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Allison Bellini, CRT Capital Group — Analyst [62]

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In all of Pinellas, they offer it?

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Rodger Johnson, Knology, Inc. — President, CEO, Director [63]

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I couldn’t tell you whether it’s 100% but, yes, they have represented that they offer voice throughout the market.

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Allison Bellini, CRT Capital Group — Analyst [64]

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Okay. Thanks so much.

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Operator [65]
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The next question is from Frank Louthan of Raymond James.

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Frank Louthan, Raymond James — Analyst [66]

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Good morning. Let’s see. A couple of questions. With promotional activity, when would you expect to see the ARPU begin to come back up? And can you comment a little bit on the churn? You made some good improvements there. What is sort of the forecast, how quickly can you get that down significantly below 3%?

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Rodger Johnson, Knology, Inc. — President, CEO, Director [67]

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Rob, do you want to try to offer some insight in terms of ARPU improvement? Go ahead, and I will add to it.

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Robert Mills, Knology, Inc. — CFO, VP, Treasurer [68]

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Yes. We would hope to see, expect to see, a bounce from the fourth quarter as some of the promotional customers that we signed up become fully paying customers, although as Rodger mentioned, we are still promoting during the fourth quarter to maintain the momentum that we’ve gotten on connection growth. So, given that there’s typically a revenue lag to RGU growth, and we had such a good quarter in the third quarter with respect to RGU growth and those customers will increase in terms of the — be fully paying customers as they roll off the promotions — we should see an improvement in ARPU in the fourth quarter.

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Rodger Johnson, Knology, Inc. — President, CEO, Director [69]

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I think that the ARPU component of the thing, Frank, because, as I said, we saw that inflection point start to kick in the August/September time frame from a top line standpoint and that ought to continue and that ought to flow through in the ARPU numbers. On the churn side, as Rob suggested earlier, we expect that churn to continue to come down. You know, we get seasonality benefits as well as market stabilization benefits. And as more and more of our customers move over to that triple-play and two-part bundle and we have fewer and fewer a la carte, cable only, phone only, and Internet only customers, we expect to see improvement in our churn stats.

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Frank Louthan, Raymond James — Analyst [70]

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Great. And sort of related to the promotional, have you done any sort of promotional activities? Obviously, they have had a solid impact in the quarter. Have you done these in other markets and can you give us any color on what sort of the medium and longer-term impacts were from these promotions?

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Robert Mills, Knology, Inc. — CFO, VP, Treasurer [71]

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We’ve used similar promotions in all of our markets, so our promotions have not been isolated to Pinellas. We’ve used similar promotions in all of our markets to stimulate growth.

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Frank Louthan, Raymond James — Analyst [72]

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Alright. Then, on the CapEx side, you come in a little bit lower than budgeted. Can you give some color on, relative to the original projection for your CapEx for building up Pinellas County, etc., what percentage, how much of that your coming in under is related to the actual cost being less than you budgeted and will end up in an overall lower CapEx expenditure to build out that market?

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Robert Mills, Knology, Inc. — CFO, VP, Treasurer [73]

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A big piece of it is the fact that it’s costing less as opposed to timing, and so between lower — the overall explanation for our lower CapEx is a function of lower than expected CPE prices because we’ve been very successful in negotiating lower CPE prices on cable set tops as well as voice ports, and, to a lesser extent, modems during the year, but a big piece of the savings is just going to be net lower cost for building out or upgrading the Pinellas market. [Certain Forward-Looking Information Omitted]

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Frank Louthan, Raymond James — Analyst [74]

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One final question. When you get this next series of nodes turned on for telephony, what percentage of Pinellas County will have telephony offered to them and are you still on track for the second quarter to have the full rollout completed?

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Rodger Johnson, Knology, Inc. — President, CEO, Director [75]

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I think the first part of that question is that once we get the second hub fully deployed, and I think we said this on our second quarter call, each one of those hubs represents about 60,000 marketable passings. So, when it gets fully deployed, it will be 120,000 marketable passings out of the potential base there and then —

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Robert Mills, Knology, Inc. — CFO, VP, Treasurer [76]

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From the base of 275,000.

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Rodger Johnson, Knology, Inc. — President, CEO, Director [77]

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— potential marketable passings in that marketplace.

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Frank Louthan, Raymond James — Analyst [78]

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Are you targeting one a quarter?

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Rodger Johnson, Knology, Inc. — President, CEO, Director [79]

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Yeah, that’s kind of where we are right now.

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Frank Louthan, Raymond James — Analyst [80]

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Great. Thank you very much.

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Rodger Johnson, Knology, Inc. — President, CEO, Director [81]

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You are welcome.

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Operator [82]
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Your next question is from Will Power of Robert Baird.

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Sarah for Will Power, Robert Baird — Analyst [83]

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I did have a housekeeping question. Any color on the broadband gross margin excluding ILEC in Q3 and expectations going forward?

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Rodger Johnson, Knology, Inc. — President, CEO, Director [84]

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First of all, Will, you sound a whole lot better than you have in years gone by.

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Robert Mills, Knology, Inc. — CFO, VP, Treasurer [85]

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It’s really Sarah. Hi, Sarah!

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Rodger Johnson, Knology, Inc. — President, CEO, Director [86]

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How are you doing?

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Robert Mills, Knology, Inc. — CFO, VP, Treasurer [87]

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Broadband gross margins are very consistent with previous quarters. We saw a little bit of benefit from network grooming. We continue to squeeze a little bit of margin from our phone and data network grooming, but we’ve seen so many significant benefits in the past that we’re seeing incremental gains at this point, and on the video side, we saw a slight decline in margins, which always happens. We do our price increases in the first quarter, and then we get hit with programming cost increases throughout the year, so what always happens is we always have a big bump in video margins in the first quarter, and then we have slight declines during the rest of the year as the price increases come on, and then the cycle repeats itself the following year, but really no significant changes in margins on our broadband properties.

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Sarah for Will Power, Robert Baird — Analyst [88]

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You expect those to really continue into Q4, pretty stable?

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Robert Mills, Knology, Inc. — CFO, VP, Treasurer [89]

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Yes.

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Sarah for Will Power, Robert Baird — Analyst [90]

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Thanks.

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Operator [91]
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Your next question is from Raj Patel of Farallon.

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Raj Patel, Farallon — Analyst [92]

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Hi, guys. I’m a little confused at just the size of the promotional spend and the impact of EBITDA. Can you walk through that again and the kind of bucket you spend, and what we should expect in Q1, Q2 of next year kind of thing?

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Rodger Johnson, Knology, Inc. — President, CEO, Director [93]

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Well, I think the size, Raj, as Rob has indicated for the third quarter totaled in the range of $1 to $1.5 million. And that’s as a result of, if you want to call a promotional discount that we have offered to stimulate particularly a lot of this telephone triple-play bundle, build your own bundle, to kind of move people into that triple-play universe and give them a shot at our telephone service. We expect to see a little bit of a continuity on that in the fourth quarter, and then, obviously, we are defining our marketing programs for 2005 right now.

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Robert Mills, Knology, Inc. — CFO, VP, Treasurer [94]

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We’re finally going to put it into buckets. A piece of it, probably 25 to 50% of it, is in the form of discounts, and then we also incurred some additional sales expense because our gross additions went up by 20% or more over what they were in the previous quarter, so you have commissions and all of the costs associated with the selling activities of just driving more volume, so probably a quarter to a half showed up in the top line and the balance showed up in the G&A line as a function of selling expenses.

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Raj Patel, Farallon — Analyst [95]

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When does that abate? Does that abate after this holiday season, after Q4?

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Rodger Johnson, Knology, Inc. — President, CEO, Director [96]

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That promotional activity should, but, as I said, our industry is always contemplating different things to drive growth in the marketplace, and we have to develop and we are in the process of developing right now, what our marketing strategies are what our game plans are for the year 2005, Raj. But the promotion as you see it right now, you know, we start to see it wind down.

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Raj Patel, Farallon — Analyst [97]

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But at some stage, we have to start generating cash flow to grow into this cap structure, right?

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Rodger Johnson, Knology, Inc. — President, CEO, Director [98]

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Absolutely. And the argument is as these promoted customers roll off of their promotion, then they become full paying customers, you start to see it on the top line.

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Raj Patel, Farallon — Analyst [99]

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Okay. Thanks. Good gross add quarter.

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Operator [100]
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Your next question is from Trey Snow of Priority Capital.

[Certain Forward-Looking Information Omitted]

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Operator [106]
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At this time there are no further questions. Mr. Mills, are there any closing remarks?

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Rodger Johnson, Knology, Inc. — President, CEO, Director [107]

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I tell you what, thanks again for joining us. We feel like we had a very, very good quarter. We regret that we had to deal with the storms. But we are doing the things that we need to move Pinellas in the right direction. We’re doing the things that I think we need to do to get the growth engine on the right place. These promotions roll off. We’ve done an excellent job from a capital management standpoint. So what Rob and the team accomplished in terms of the cap structure and what have you, we are ecstatically happy. We wish that we hadn’t had to take what we had take from an EBITDA standpoint, but I think the business is on the right track, and if anybody has any one-on-one questions or anything like that, for Rob or myself, please don’t hesitate to give us a buzz. Thank you for your support and your interest.

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Operator [108]
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This concludes today’s conference call. You may now disconnect.